WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LOUISIANA  70130

NEWS RELEASE

CONTACT:       Trisha Voltz Carlson                                                                                                                                                                FOR IMMEDIATE RELEASE
                             504/299-5208                                                                                                                                                                             December 17, 2009
                             tcarlson@whitneybank.com

WHITNEY ELECTS FOWLER DIRECTOR

New Orleans, Louisiana.   The Board of Directors of Whitney Holding Corporation (NasdaqGS:WTNY) elected Hardy B. Fowler a director of the Company and the Bank.

Mr. Fowler served as the former Office Managing Partner at the KPMG New Orleans office where he was a tax partner for over 25 years.  He is currently a member of the American Institute of Certified Public Accountants and the Louisiana State Society of Certified Public Accountants.  Mr. Fowler is a graduate of both Louisiana State University and Tulane University.

"I am pleased to have Hardy join our board,” said John C. Hope, III, Chairman and CEO.  “His financial background, along with his local civic and nonprofit involvement, will be a complement to our board and to our organization.  As Louisiana’s largest hometown bank, a significant component of our Strategic Plan involves our investment and commitment to the south Louisiana market and Hardy’s election to our board reinforces that commitment.”

Mr. Fowler will serve as a director until the Company’s next annual meeting at which time it is expected he will stand for re-election by the Company’s shareholders.

Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.  (WTNY-G)

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